Exhibit 21.1

Subsidiaries of

Duke Energy Carolinas, LLC

Name of Subsidiary	Jurisdiction of Formation
Duke Energy Carolinas Plant Operations, LLC	Delaware

Duke Energy Carolinas NC Storm Funding LLC	Delaware